UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Consolidated-Tomoka Land Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 11, 2009, Consolidated-Tomoka Land Co. issued the following press release:

CONSOLIDATED-TOMOKA LAND CO.
PRESS RELEASE
For Immediate Release

Date:	May 11, 2009
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

Egan-Jones Endorses Consolidated-Tomoka Director Nominees

All Four Proxy Advisory Firms Unanimously Recommend Voting the
WHITE Card for Directors

DAYTONA BEACH (May 11, 2009) – Consolidated-Tomoka Land Co. (NYSE AMEX-CTO) announced today that Egan-Jones Proxy Services, an independent proxy advisory firm, has endorsed all six of Consolidated-Tomoka’s Board’s nominees on the WHITE Proxy Card for election at the Company’s 2009 Annual Meeting.  The Egan-Jones endorsement follows Risk Metrics Group (formerly ISS), PROXY Governance, INC. and Glass Lewis & Co., providing the CTO Directors with unanimous support from all four independent proxy advisory services.

In its report, Egan-Jones stated “We believe that the current slate of directors presented by the management is in the best interest of the Company and its shareholders.”

William H. McMunn, CEO of Consolidated-Tomoka stated, “Over the past several weeks, both the Company and Wintergreen Advisers have presented their case for increasing shareholder value at CTO and the four independent advisory firms who specialize in evaluating these arguments have all spoken loudly and clearly in support of the director candidates nominated by the Company.  We encourage all shareholders to review these reports and support the Company’s nominees on the White Proxy Card.”

If you have any questions or need help voting your shares please contact our proxy solicitor:

THE ALTMAN GROUP 1200 Wall Street West

Lyndhurst, NJ 07071

Shareholders Call Toll Free: (866) 620-1450

Banks and Brokerage Firms Call Collect: (201) 806-7300

Consolidated-Tomoka Land Co. is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of net lease income properties strategically located in the Southeast, maximizing shareholder value through the efficient utilization of 1031 tax-deferred exchanges.  The Company has low long-term debt and generates over $9 million in annual before tax cash flow from its real estate portfolio.  The Company also engages in selective self-development of targeted income properties. The Company’s adopted strategy is designed to provide the financial strength and cash flow to weather difficult real estate cycles.  Visit our website at www.ctlc.com.